EXHIBIT 99.1
Core-Mark Announces Promotion of Key Members of Management

•	Christopher Hobson is promoted to Senior Vice President of Marketing

•	William Stein is promoted to Senior Vice President of U.S. Distribution East

South San Francisco, California - December 31, 2012 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has promoted Christopher K. Hobson to Senior Vice President of Marketing and William Stein to Senior Vice President of U.S. Distribution (East). Both are effective January 1, 2013.
Chris joined Core-Mark in 2000 from the convenience store retail industry where he managed over 70 franchise locations. He has served Core-Mark as a District Manager, Division President and most recently as Vice President of Marketing where he spearheaded our critically important Fresh and Vendor Consolidation Initiatives.
Bill joined Core-Mark in 1993, and has served in progressively higher roles of responsibility since. He has been a Product Category Specialist, an Area Sales Manager, a General Sales Manager and a Division President. Most recently he has served as Vice President of the U.S. Distribution - East where he has responsibility for 10 eastern divisions.

"Both of these leaders have demonstrated a remarkable knowledge of and dedication to the industry,” said Michael Walsh, Chief Executive Officer of Core-Mark. “I look forward to Chris and Bill guiding the organization in delivering on our commitment to improve sales and profits for our customers, for Core-Mark and our Shareholders,” said Tom Perkins, incoming Chief Executive Officer of Core-Mark.

About Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 31,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or at mdraper@core-mark.com